AFLAC Incorporated Form 11-K

EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

The Pension Committee
AFLAC Incorporated 401(k) Savings
   and Profit Sharing Plan:

We consent to incorporation by reference in Registration Statement No. 33-41552 on Form S-8 of AFLAC Incorporated of our report dated June 15, 2004, relating to the statements of net assets available for plan benefits of the AFLAC Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2003 annual report on Form 11-K of AFLAC Incorporated.

KPMG LLP

June 15, 2004
Atlanta, Georgia

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